As filed with the Securities and Exchange Commission on January 16, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Cvent, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7372	54-1954458
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8180 Greensboro Dr.

9th Floor

McLean, VA 22102

(703) 226-3500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rajeev K. Aggarwal

Chief Executive Officer

Cvent, Inc.

8180 Greensboro Dr.

9th Floor

McLean, VA 22102

(703) 226-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark R. Fitzgerald, Esq.

Michael C. Labriola, Esq.

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

1700 K Street, N.W., Fifth Floor

Washington, D.C. 20006

Telephone: (202) 973-8800

Facsimile: (202) 973-8899

Lawrence J. Samuelson, Esq. General Counsel & Corporate Secretary Cvent, Inc. 8180 Greensboro Dr. 9th Floor McLean, VA 22102 (703) 226-3500	Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Telephone: (212) 450-4000 Facsimile: (212) 701-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  333-193188

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.001 par value per share	552,000	$35.50	$19,596,000	$2,523.97

(1)	Represents only the additional number of shares being registered and includes 72,000 additional shares of common stock that the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the registration statement on Form S-1 (File No. 333-193188).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum offering price per share. The registrant previously registered securities at a proposed maximum aggregate offering price not to exceed $201,480,000 on a registration statement on Form S-1 (File No. 333-193188), which was declared effective by the Securities and Exchange Commission on January 16, 2014. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $19,596,000 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Cvent, Inc., a Delaware corporation (“Cvent”), is filing this registration statement with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1 (File No. 333-193188) originally filed on January 6, 2014, as amended, or the Prior Registration Statement, and which the Securities and Exchange Commission declared effective on January 16, 2014. This registration statement includes the registration statement facing page, this page, the signature pages, an exhibit index, an opinion of counsel regarding the legality of the securities being registered and a related consent, and the consent of an independent registered public accounting firm.

Cvent is filing this registration statement for the sole purpose of increasing by 552,000 shares the number of shares of its common stock, par value $0.001 per share, to be registered for issuance and sale, which number includes 72,000 additional shares of common stock that the underwriters have the option to purchase. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, and all exhibits to the Prior Registration Statement, are hereby incorporated by reference into this registration statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and are filed herewith.

UNDERTAKING

The Company hereby certifies to the Commission that (i) it has instructed its bank to pay the Commission the filing fee set forth in the cover page of this Registration Statement by wire transfer of such amount to the Commission’s account at Mellon Bank as soon as practicable (but no later than the close of business on January 17, 2014); (ii) it will not revoke such instruction; (iii) it has sufficient funds in the relevant account to cover the amount of such filing fee; and (iv) it will confirm receipt of such instructions by its bank during the bank’s regular business hours no later than January 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on the Sixteenth day of January, 2014.

CVENT, INC.

By:	/s/ Rajeev K. Aggarwal
Rajeev K. Aggarwal Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Rajeev K. Aggarwal Rajeev K. Aggarwal	Chief Executive Officer and Director (Principal Executive Officer)	January 16, 2014

/s/ Peter L. Childs Peter L. Childs	Chief Financial Officer (Principal Financial and Accounting Officer)	January 16, 2014

* Sanju K. Bansal	Director

* Tony Florence	Director

* Jeffrey Lieberman	Director

* Kevin T. Parker	Director

*By:	/s/ Rajeev K. Aggarwal Rajeev K. Aggarwal Attorney-in-fact	January 16, 2014

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-4 of the Registration Statement on Form S-1 (File No. 333-193188) originally filed on January 6, 2014).